United Security Bancshares Announces Appointment of Officers

FRESNO, CA, February 10, 2010 Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (Nasdaq Global Select: UBFO) reported today that effective February 8, 2010, Ken Donahue, longtime Senior Vice President and CFO of the Company and the Bank, will assume the duties of the newly created position of Executive Vice President and Chief Administrative Officer. As Executive Vice President and Chief Administrative Officer, Mr. Donahue will be responsible for the oversight of all departments and for the day-to-day administration of the Bank and Holding Company. Mr. Donahue will work directly to provide support for the Chief Executive Officer and the Board of Directors, and will directly supervise Senior Management within the organization.

Mr. Donahue served as the Company’s Senior Vice President and Chief Financial Officer from January 1995 to present. He has nearly 40 years of banking experience and has served in a number of financial and administrative capacities during his career.

Effective February 8, 2010, the Company and the Bank appointed Richard Shupe as Senior Vice President and CFO of Company and the Bank. Mr. Shupe was previously Vice President and Controller of the Company and the Bank, and has been with the organization since October 1996. Mr. Shupe began his banking career in 1983 and has served in various capacities including controller and chief financial officer.